Exhibit 99.1

Moleculin Reports Third Quarter 2022 Financial Results and Provides Pipeline Update

– Continued execution across clinical and preclinical development programs

– Three Phase 1b/2 clinical studies with enrollment or dosing now underway

– Sufficient capital to fund operations beyond mid-2024

– Company to host conference call and webcast today at 5:00 PM ET

HOUSTON, November 10, 2022 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), a clinical stage pharmaceutical company with a broad portfolio of drug candidates targeting highly resistant tumors and viruses, today reported its financial results for the quarter ended September 30, 2022 and provided a pipeline update. As previously announced, the Company will host its inaugural quarterly conference call and live audio webcast, today, November 10, 2022, at 5:00 PM ET (details below).

“We have made fundamental progress across our pipeline this past quarter. Of note, we have three active Phase 1/2 clinical trials for Annamycin and patients treated thus far continue to demonstrate no evidence of cardiotoxicity. Additionally, we have gained valuable insight in all of our ongoing development programs and are well-positioned to successfully execute operationally through the remainder of the year. Looking ahead, as we continue delivering on our initiatives, I believe the fourth quarter is poised to be an exciting conclusion of a transformational year and foundational for what is to come,” commented Walter Klemp, Chairman and Chief Executive Officer of Moleculin.

Recent Highlights

●	Opened enrollment in the Phase 1/2 Study of Annamycin in combination with cytarabine for the treatment of Acute Myeloid Leukemia (“AML”) in Europe.
●	Initiated and began dosing in the Phase 2 portion of the U.S. Phase 1b/2 clinical trial evaluating Annamycin for the treatment of soft tissue sarcoma lung metastases ("STS lung mets").
●	An investigator-funded, second Phase 1b/2 clinical trial of Annamycin in STS lung mets in Europe was commenced and began dosing.
●

Continued expanding the safety profile of Annamycin with a third report from an independent cardiology expert assessing recent subjects. This assessment again confirmed that there was no evidence of cardiotoxicity associated with Annamycin. This brings the total to 42 subjects where no evidence of cardiotoxicity has been identified by an independent expert cardiologist.

●

Enrolled what is expected to be the final subject in the Phase 1 portion of a clinical trial of WP1066 being conducted in collaboration with Emory University for the treatment of pediatric brain tumors, including medulloblastoma and diffuse interstitial pontine glioma (“DIPG”).

●	Concluded Phase 1a first-in-human clinical trial of WP1122 for the treatment of COVID-19 in the United Kingdom establishing a safe and tolerable dose in healthy volunteers.
●

Announced the selection of WP1096 (a compound in the WP1122 portfolio) as novel potential antiviral, by the National Institute of Allergy and Infectious Diseases (“NIAID”), part of the National Institutes of Health (“NIH”), for NIH-funded animal studies.

●	Received U.S. Food and Drug Administration (“FDA”) Orphan Drug Designation of WP1122 for the treatment of Glioblastoma Multiforme (“GBM”).

Pipeline Update

Next Generation Anthracycline – Annamycin

Annamycin is the Company's next-generation anthracycline that has been designed to be non-cardiotoxic and has been shown in animal models to accumulate in the lungs at up to 30-fold the level of doxorubicin (a commonly prescribed anthracycline), as well as demonstrating the ability to avoid the multidrug resistance mechanisms that typically limit the efficacy of doxorubicin and other currently prescribed anthracyclines. Annamycin is currently in development for the treatment of relapsed or refractory AML and STS lung metastases and the Company believes it may have the potential to treat additional indications.

STS Lung Mets

The Company recently initiated its Phase 2 portion of the U.S. Phase 1b/2 clinical trial evaluating Annamycin for the treatment of STS lung mets (“MB-107”) and has begun enrollment and dosing.

In the Phase 1b portion of the study, 15 subjects were enrolled and treated per the protocol in four cohorts to determine the maximum tolerable dose and/or the RP2D. Each cohort had three subjects, except for the fourth cohort, which (per the protocol) was expanded to six subjects after a dose-limiting toxicity (DLT) occurred in a single subject. The Company concluded the Phase 1b portion after the fourth cohort of 390 mg/m2 was documented to be safe. Based on findings from the Phase 1b position of the trial, 360 mg/m2 demonstrated it may be tolerated by subjects initially, however continued treatment was deemed at risk to be delayed or interrupted due to adverse events (primarily myelosuppression, which is anticipated with high doses of anthracycline therapy), hence lowering the dose from 360 mg/m2 to 330 mg/m2 was contemplated in advance of beginning the Phase 2 expansion pending results from the first three subjects in the expansion phase. Adverse Events, primarily myelosuppression, in the first three subjects at 360 mg/m2 led the Company to lower the RP2D to 330 mg/m2 in October 2022, which the Company believes will enable continued treatment of subjects with fewer interruptions.

The Company expects to treat at least 25 subjects in this Phase 2 portion of the clinical trial. For more information about the Phase 1b/2 study evaluating Annamycin for the treatment of STS lung mets, please visit clinicaltrials.gov and reference identifier NCT04887298.

Additionally, the investigator-funded, second Phase 1/2b clinical trial of Annamycin for the treatment of STS lung mets was recently initiated. The grant-funded clinical trial is being led by Prof. Piotr Rutkowski, MD, PhD, Head of Department of Soft Tissue/Bone Sarcoma and Melanoma at the Maria Sklodowska-Curie National Research Institute of Oncology in Warsaw, Poland. The trial will use a dosing regimen of once weekly for three weeks in a 28-day cycle rather than once every 21 days as in the US trial. Two subjects have been dosed to date.

AML

Patient enrollment and screening has been initiated in the Company’s Phase 1/2 clinical trial in Poland evaluating Annamycin in combination with Cytarabine (also known as “Ara-C” and for which the combination of Annamycin and Ara-C is referred to as AnnAraC) for the treatment of subjects with AML who are refractory to or relapsed after induction therapy (“MB-106"). Ongoing efforts to open additional clinical sites in Poland and other European countries for the MB-106 clinical trial are underway.

Annamycin currently has Fast Track Status and Orphan Drug Designation from the FDA for the treatment of STS lung metastases, in addition to Orphan Drug and Fast Track Designation for the treatment of relapsed or refractory AML.

Upcoming Milestones Expectations

●	Q4 2022: Commence dosing and open additional clinical sites in Poland and other European countries in the Phase 1/2 study of Annamycin in combination with Ara-C in Acute Myeloid Leukemia.
●	Q1 2023: Report Phase 2 interim data from ongoing Phase 1b/2 study of Annamycin for the treatment of STS lung mets in the US and Europe.

Flagship Immune/Transcription Modulator – WP1066

WP1066 is designed to stimulate the immune response to tumors by inhibiting the errant activity of Regulatory T-Cells (Tregs) while also inhibiting key oncogenic transcription factors, including p-STAT3 (phosphorylated signal transducer and activator of transcription 3), c-Myc (a cellular signal transducer named after a homologous avian virus called Myelocytomatosis) and HIF-1α (hypoxia inducible factor 1α). These transcription factors are widely sought targets that are believed to contribute to an increase in cell survival and proliferation, and the angiogenesis (coopting vasculature for blood supply), invasion, metastasis and inflammation associated with tumors. They may also play a role in the inability of immune checkpoint inhibitors to affect more resistant tumors.

Moleculin is in ongoing discussions with multiple academic institutions in separate programs evaluating WP1066 for the treatment of brain tumors. The Company expects the investigator-sponsored clinical trials or programs for the treatment of adult and pediatric brain tumor to commence in the first half of 2023.

Additionally, WP1066 is currently being evaluated in collaboration with Emory University for the treatment of pediatric brain tumors, including medulloblastoma and DIPG. In October 2022, the Emory trial enrolled the last subject in the last cohort at 8 mg/kg. Discussions are underway to explore WP1066 in combination with radiation on similar tumors in a Phase 2 clinical trial in the near future.

In April 2022, the Company received IND clearance from the FDA to conduct a Phase 1 study of WP1066 for the treatment of recurrent malignant glioma. Since that time, the Company has been evaluating strategic partnerships and collaborations to utilize this IND. WP1066 has received Orphan Drug Designation for the treatment of brain tumors, as well as Rare Pediatric Disease designation for three other pediatric indications. Additionally, WP1066 + radiation is being evaluated, pre-clinically, in the treatment of Glioblastoma Multiforme (GBM).

Upcoming Milestones Expectations

●	H1 2023: Commencement of investigator-sponsored clinical trials or programs for the treatment of adult and pediatric brain tumors.

Metabolism/Glycosylation Inhibitor – WP1122 Portfolio

WP1122 was developed as a 2-DG prodrug to provide a more favorable pharmacological profile and was found to have greater potency than 2-DG alone in preclinical models where tumor cells require higher glycolytic activity than normal cells. WP1122 has also been shown to have a greater antiviral effect than 2-DG against SARS-CoV-2 in MRC-5 cells in culture. The improved pharmacokinetic and pharmacodynamic (PK/PD) profile of WP1122 compared to 2-DG was noted in mice following oral dosing at equimolar (i.e., equivalent levels of 2-DG) doses. The WP1122 Portfolio includes numerous analogs, including WP1096, which has demonstrated the potential for broad antiviral capabilities in a wide range of in vitro models including multiple arenaviruses, Zika virus, and HIV.

Glioblastoma Multiforme

In September of 2022, Moleculin was granted Orphan Drug Designation of WP1122 for the treatment of GBM from the FDA. Additionally, based on preclinical data indicating the potential for WP1122 as a treatment for GBM, Moleculin received FDA clearance of its Investigational New Drug application to initiate a Phase 1 open label, single arm, dose escalation study of the safety, pharmacokinetics and efficacy of oral WP1122 in adult patients with GBM. The Company is currently evaluating opportunities for collaboration in clinical development.

COVID-19

In October 2022, the Company concluded its Phase 1a, first-in-human, randomized, double-blind, placebo-controlled, overlapping SAD and MAD clinical trial investigating the effects of WP1122 administered as an oral solution in healthy human volunteers. A safe and tolerable dose was established for WP1122 in this trial, which now provides a starting point for a range of potential Phase 2 clinical trials. Approximately 80 subjects were enrolled in the trial.

Upcoming Milestones Expectations

●	Identify investigators interested in initiating a Phase 1 open label, single arm, dose escalation study of the safety, pharmacokinetics and efficacy of oral WP1122 in adult patients with GBM.
●	Report preliminary findings of NIH-funded animal testing of WP1096 in the Tacaribe Arenavirus by the end of the first quarter 2023.

Summary of Financial Results for the Third Quarter 2022

Research and development (R&D) expense was $14.8 million and $11.2 million for the nine months ended September 30, 2022 and 2021, respectively. The increase of $3.6 million is mainly related to increased clinical trial activity as described above, a license termination fee, and costs related to manufacturing of additional drug product.

General and administrative expense was $8.7 million and $6.4 million for the nine months ended September 30, 2022 and 2021, respectively. The increase of $2.3 million is mainly related to an increase in regulatory and legal services, consulting and advisory fees.

For the nine months ended September 30, 2022 and 2021, the Company incurred net losses of $22.3 million and $13.1 million, respectively, and had net cash flows used in operating activities of $20.4 million and $14.7 million, respectively.

The Company ended the quarter with $50.4 million of cash. The Company believes that this cash is sufficient to meet its projected operating requirements, which include a forecasted increase over its current R&D rate of expenditures, beyond mid-2024.

Conference Call and Webcast

Moleculin management will host its inaugural quarterly conference call and live audio webcast for investors, analysts, and other interested parties today, Thursday, November 10, 2022, at 5:00 PM ET.

Interested participants and investors may access the conference call by dialing (877) 407-0832 (domestic) or (201) 689-8433 (international) and referencing the Moleculin Biotech Conference Call. The live webcast will be accessible on the Events page of the Investors section of the Moleculin website, moleculin.com, and will be archived for 90 days.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a clinical stage pharmaceutical company focused on the development of a broad portfolio of drug candidates for the treatment of highly resistant tumors and viruses. The Company’s lead program, Annamycin is a next-generation anthracycline designed to avoid multidrug resistance mechanisms with little to no cardiotoxicity. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers, and WP1220, an analog to WP1066, for the topical treatment of cutaneous T-cell lymphoma. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of COVID-19 and other viruses, as well as cancer indications including brain tumors, pancreatic and other cancers.

For more information about the Company, please visit www.moleculin.com and connect on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the Company's ability to meet the milestones described in this release under the sections “Upcoming Milestones Expectations”, the Company's forecasted cash burn rate (including its estimate of cash sufficient to meet its projected operating requirements), the ability of the US STS lung metastases clinical trial to continue the recruitment of subjects, the ability of the EU STS lung metastases trial to recruit subjects, the ability of Annamycin to eventually be approved by the FDA and the European Medicines Agency, and the ability of the Company to attract collaborators for expanded development of the WP1122 portfolio and the WP1066 portfolio for the treatment of adult and pediatric brain tumors. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (“SEC”) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:

JTC Team, LLC

Jenene Thomas

(833) 475-8247

MBRX@jtcir.com

Moleculin Biotech, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)	September 30, 2022	December 31, 2021
Current assets:
Cash and cash equivalents	$50,392	$70,903
Prepaid expenses and other current assets	3,101	1,594
Total current assets	53,493	72,497
Furniture and equipment, net	306	338
Intangible assets	11,148	11,148
Operating lease right-of-use asset	425	107
Total assets	$65,372	$84,090

Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$6,362	$3,622
Total current liabilities	6,362	3,622
Operating lease liability - long-term, net of current portion	365	63
Warrant liability - long term	228	1,412
Total liabilities	6,955	5,097
Total stockholders' equity	58,417	78,993
Total liabilities and stockholders' equity	$65,372	$84,090

Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share and per share amounts)	2022	2021	2022	2021
Revenues	$-	$-	$-	$-
Operating expenses:
Research and development	5,965	4,095	14,790	11,239
General and administrative and depreciation	3,119	2,062	8,802	6,524
Total operating expenses	9,084	6,157	23,592	17,763
Loss from operations	(9,084)	(6,157)	(23,592)	(17,763)
Other income:
Gain from change in fair value of warrant liability	421	1,678	1,184	4,428
Other income, net	19	13	39	30
Interest income, net	33	87	114	236
Net loss	$(8,611)	$(4,379)	$(22,255)	$(13,069)

Net loss per common share - basic and diluted	$(0.30)	$(0.15)	$(0.78)	$(0.50)
Weighted average common shares outstanding - basic and diluted	28,627,610	28,573,476	28,596,501	26,302,638